EXHIBIT 16.02

[MJF & Associates Letterhead]

June 6, 2019

Securities and Exchange Commission 100 F Street, N.E.

Washington, D.C. 20549

Issuer: Smartheat, Inc. (CIK 1384135)

Dear Sirs and Madams:

We write to inform you that on May 1, 2019, MJF & Associates, APC informed Smartheat, Inc. that the firm has resigned as the independent public accountants for Smartheat, Inc. effective May 31, 2019.

Very truly yours,

MJF & Associates, APC